380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Immediate Contact: William Hitselberger (610) 397-5298

PMA Capital Announces Third Quarter 2006 Results

Blue Bell, PA, November 2, 2006 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the third quarter of 2006. PMA Capital reported net income of $1.5 million, or five cents per diluted share, for the third quarter of 2006, compared to net income of $740,000, or two cents per diluted share, for the same period in 2005. Operating income, which the Company defines as net income excluding realized gains (losses), for the quarter increased to $2.0 million from $426,000 in the third quarter of 2005.

For the nine months ended September 30, 2006, the Company reported net income of $3.2 million, or ten cents per diluted share, compared to a net loss of $19.8 million, or 63 cents per share, for the same period last year. Operating income for the first nine months of 2006 increased to $3.8 million compared to an operating loss of $21.9 million for the same period in 2005. The net loss and operating loss for the first nine months of 2005 included an after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

“We are pleased with another quarter of improving operating performance,” said Vincent T. Donnelly, President and Chief Executive Officer. “The PMA Insurance Group’s pre-tax operating income increased to $8.4 million for the third quarter of 2006, compared to $6.6 million in the third quarter of 2005, and year to date, pre-tax operating income increased $5.0 million to $23.2 million. Our year to date direct premiums written increased 8% from the same period a year ago and direct premiums written for the quarter improved by 4%, compared to the same period last year. For the first nine months of 2006, our workers’ compensation renewal retention rate improved to 85%, compared to 74% for the same period of 2005.”

Mr. Donnelly added, “Although we continue to grow our premiums while maintaining underwriting discipline in the current competitive market, we have challenged ourselves to develop complementary and alternative strategies to more fully utilize our existing infrastructure. Our TPA business, PMA Management Corp., continues to grow and we expect to see growth in the fourth quarter from our previously announced agreement with Midwest Insurance Companies.  We intend to continue to seek ways to grow our service platform and evaluate alternative opportunities which we believe would improve our operating performance.”

Mr. Donnelly noted, “We continued to reduce our outstanding debt during the quarter by purchasing $12.8 million principal amount of our 6.50% Convertible Debt and $2.6 million of our 8.50% Senior Notes through open market purchases. During the first nine months of 2006, we reduced our total debt outstanding by 33%. We also continued to make progress in our Run-off Operations and are pleased to note that the insurance liabilities related to this business are down 17%, or $119 million, since December 31, 2005.”

Net income for the three and nine months ended September 30, 2006 included after-tax net realized investment losses of $519,000, or one cent per diluted share, and $623,000, or two cents per diluted share, compared to after-tax net realized investment gains of $314,000, or one cent per diluted share, and $2.1 million, or six cents per share, for the same periods last year. Included in after-tax net realized investment losses for the third quarter of 2006 were losses of $570,000, compared to losses of $1.9 million for the same period in 2005, resulting from increases in the fair value of the derivative component of our 6.50% Convertible Debt.

Consolidated revenues for the first nine months of 2006 increased to $335.1 million, compared to $326.1 million for the same period in 2005, while consolidated revenues for the third quarter of 2006 improved modestly to $111.9 million, compared to the prior year quarter. Direct premiums written for the third quarter of 2006 improved to $127.3 million, up from $122.2 million for the same period of 2005 and year to date direct premiums written increased 8% to $347.0 million in 2006, compared to the same period last year. Net premiums earned for the third quarter and first nine months of 2006 increased 3% and 5%, respectively, to $95.3 million and $281.9 million, compared to the same periods last year.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results and operating income (loss) to GAAP net income (loss).

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2006	2005	2006	2005
Pre-tax operating income (loss):
The PMA Insurance Group	$8,351	$6,600	$23,163	$18,153
Run-off Operations	174	(258)	763	(28,771)
Corporate & Other	(5,016)	(5,609)	(17,283)	(17,497)
Pre-tax operating income (loss)	3,509	733	6,643	(28,115)
Income tax expense (benefit)	1,489	307	2,800	(6,240)
Operating income (loss)	2,020	426	3,843	(21,875)
Net realized gains (losses) after tax	(519)	314	(623)	2,081
Net income (loss)	$1,501	$740	$3,220	$(19,794)

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $8.4 million and $23.2 million for the third quarter and first nine months of 2006, compared to $6.6 million and $18.2 million for the same periods last year. The 2006 increases for both the third quarter and year to date periods were due to improved underwriting results and increased investment income.

Direct premiums written were $127.5 million for the third quarter of 2006, up from $122.3 million for the third quarter of 2005. For the nine months ended September 30, 2006, direct premiums written increased to $347.5 million, compared to $321.5 million for the same period last year. Our renewal retention rate on existing workers’ compensation accounts improved to 88% for the third quarter of 2006, compared to 83% for the same period in 2005, while our renewal retention rate for the first nine months of 2006 improved to 85%, up from 74% for the comparable period last year. We wrote $23.3 million and $73.5 million of new business in the third quarter and first nine months of 2006, compared to $40.2 million and $90.0 million for the same periods in 2005. Included in new business for the three and nine months ended September 30, 2006 was $2.1 million of California workers’ compensation business written under our agreement with Midwest Insurance Companies.

Net premiums written were $107.8 million and $306.8 million in the third quarter and first nine months of 2006, compared to $116.9 million and $304.5 million during the same periods a year ago.  Net premiums in the third quarter trailed the increase in direct premiums, due to an increase in premiums ceded on our commercial property business, where we changed our reinsurance program from an excess of loss to a pro rata basis, and to an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct business is ceded.

For the third quarter and first nine months of 2006, the combined ratio on a GAAP basis was 101.4% and 102.1%, compared to 103.3% and 103.6% for the same periods last year. The improvements in the combined ratio for the third quarter and first nine months of 2006, compared to the same periods last year, primarily reflected an improved loss and LAE ratio.

The improved loss and LAE ratio was primarily due to a lower current accident year loss and LAE ratio in 2006, compared to 2005. Pricing changes coupled with payroll inflation for rate sensitive workers’ compensation business were slightly below overall estimated loss trends. Our loss and LAE ratio benefited from changes in workers’ compensation products selected by our insureds, modest changes in our geographic mix and a reduction in our estimate of medical cost inflation. We estimated our medical cost inflation to be 8.5% during the first nine months of 2006, compared to our estimate of 11% through the first nine months of 2005. We expect that medical cost inflation will remain a significant component of our overall loss experience.

Our TPA service revenues, which are included in other revenues, were $6.6 million for the third quarter of 2006, up 6% as compared to the third quarter of 2005.  For the first nine months of 2006, our service revenues were $20.8 million, up 22% from the same period last year.

Net investment income increased to $9.0 million in the third quarter of 2006 compared to $8.2 million in the prior year quarter. For the first nine months of 2006, net investment income increased $2.9 million to $26.3 million, compared to the first nine months of 2005. The improvements in both periods were due primarily to higher yields on our investment portfolio, which had a book yield of 5.1% at September 30, 2006.

Run-off Operations

Our Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $174,000 and $763,000 for the three and nine months ended September 30, 2006, compared to pre-tax operating losses of $258,000 and $28.8 million for the same periods last year. The pre-tax operating loss for the first nine months of 2005 included the first quarter charge of $30 million for prior year loss development.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other had a pre-tax operating loss of $5.0 million during the third quarter of 2006, compared to $5.6 million during the same period last year. The improvement in the quarter was due primarily to lower interest expense, which was partially offset by higher stock-based compensation expense. Pre-tax operating losses were $17.3 million during the first nine months of 2006, compared to $17.5 million for the same period in 2005. For segment reporting purposes, we allocate interest income for the bonds owned by our operating companies back to their respective segments and reduce investment income in the Corporate and Other segment. Although the Corporate and Other segment does not benefit from the reduced level of consolidated interest expense on the $19.4 million principal amount of its 6.50% Convertible Debt held by its operating segments, it does benefit from the reduced level of its outstanding 6.50% Convertible Debt due to the $35.0 million mandatory redemption which occurred in June 2006, as well as the $25.4 million of open market purchases made by PMA Capital Corporation in 2006.

Financial Condition

Total assets were $2.8 billion as of September 30, 2006, compared to $2.9 billion as of December 31, 2005. Shareholders’ equity was $412.2 million as of September 30, 2006, compared with $406.2 million as of December 31, 2005. Book value per share was $12.63 as of September 30, 2006, compared to $12.70 at year end 2005. The increase in shareholders’ equity was primarily due to net income and the impact of shares issued in lieu of cash for the mandatory debt redemption, partially offset by an increase in unrealized losses on our invested asset portfolio. Net unrealized holding losses increased on our invested asset portfolio to $6.2 million, or 19 cents per share, as of September 30, 2006, compared to $2.8 million, or nine cents per share, at year end 2005, mainly due to higher market interest rates. The decrease in book value per share was due primarily to the increase in shares outstanding, largely resulting from the shares issued during the mandatory debt redemption. At September 30, 2006, we had $17.1 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

The components of our debt were as follows:

(dollar amounts in thousands)	As of September 30, 2006		As of December 31, 2005	Maturity
6.50% Convertible Debt	$19,326	[1]	$73,435	2022
Derivative component of 6.50% Convertible Debt	3,506		12,881
4.25% Convertible Debt[2]	455		655	2022
8.50% Senior Notes	54,900		57,500	2018
Junior subordinated debt	43,816		43,816	2033
Surplus Notes	10,000		10,000	2035
Unamortized debt discount	(442)		(2,106)
Total long-term debt	$131,561		$196,181

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $18.4 million principal amount and $15.891 per share for $941,000 principal amount.

(2)	Holders required us to repurchase $200,000 of this debt in the third quarter of 2006. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of September 30, 2006, our total outstanding debt was $131.6 million, compared to $196.2 million at December 31, 2005. The decrease was primarily due to the mandatory redemption and open market purchases of our 6.50% Convertible Debt. As a result of this activity, our debt-to-capital ratio has decreased to 24% as of September 30, 2006, compared to 33% as of December 31, 2005.

During the first nine months of 2006, we repurchased $28.7 million principal amount of our 6.50% Convertible Debt, including $12.8 million in the third quarter, through open market purchases. All of the open market purchases were made by PMA Capital Corporation, except for $3.3 million which were made by one of its consolidated operating companies. We paid $32.3 million for these bond purchases, including $14.6 million for the third quarter purchases, exclusive of accrued interest. As the derivative component of the bonds was already reflected in our debt balance, the repurchase activity did not result in any significant realized gain or loss.

In the third quarter of 2006, we also retired $2.6 million principal amount of our 8.50% Senior Notes through open market purchases by PMA Capital Corporation. We paid $2.6 million for these bond purchases, exclusive of accrued interest.

Also in 2006, the Company completed the redemption of $35 million principal amount, including $9.6 million held by its consolidated operating companies, of its 6.50% Convertible Debt. This redemption reduced the par value of our consolidated convertible debt by $25.4 million. The mandatory redemption was triggered by the extraordinary dividend the Company received from PMA Capital Insurance Company (“PMACIC”). In conjunction with the redemption, PMA Capital Corporation paid $36.0 million, including $10.6 million to its consolidated operating companies, and issued 307,990 shares of its Class A Common stock from its treasury. As the derivative component of the bonds was already reflected in our debt balance, the redemption activity did not result in any significant realized gain or loss.

The PMA Insurance Group had statutory capital and surplus of $325.2 million as of September 30, 2006, compared to $315.1 million as of December 31, 2005. The PMA Insurance Group has the ability to pay $25.1 million in dividends during 2006 without the prior approval of the Pennsylvania Insurance Department. The statutory capital and surplus of PMACIC, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $123.4 million as of September 30, 2006, compared to $204.9 million as of December 31, 2005. The reduction in PMACIC’s statutory capital and surplus was due primarily to its extraordinary dividend payment of $73.5 million to PMA Capital in May 2006.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Friday, November 3rd to review our third quarter 2006 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
866-362-4666 (Domestic)	888-286-8010 (Domestic)
617-597-5313 (International)	617-801-6888 (International)
Passcode 76270368	Passcode 55560025

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 10:30 a.m. Eastern Time on Friday, November 3rd until 11:59 p.m. Eastern Time on Friday, December 1st.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may submit your request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated Thursday, November 2, 2006. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended September 30,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$127,492	$122,346
Run-off Operations	-	-
Corporate and Other	(158)	(195)
Consolidated direct premiums written	$127,334	$122,151

Net premiums written:
The PMA Insurance Group	$107,795	$116,877
Run-off Operations	701	789
Corporate and Other	(158)	(195)
Consolidated net premiums written	$108,338	$117,471

Revenues:
Net premiums earned:
The PMA Insurance Group	$94,696	$92,214
Run-off Operations	746	204
Corporate and Other	(158)	(195)
Consolidated net premiums earned	95,284	92,223
Net investment income	10,747	12,648
Realized gains (losses)	(799)	483
Other revenues	6,624	6,209
Consolidated revenues	$111,856	$111,563

Components of net income:
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$8,351	$6,600
Run-off Operations	174	(258)
Corporate and Other	(5,016)	(5,609)
Pre-tax operating income	3,509	733
Income tax expense	1,489	307
Operating income	2,020	426
Realized gains (losses) after-tax	(519)	314
Net income	$1,501	$740

Weighted average common shares outstanding:
Basic	32,444,916	31,774,255
Diluted	32,922,643	32,244,295

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Nine months ended September 30,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$347,499	$321,540
Run-off Operations	47	213
Corporate and Other	(539)	(609)
Consolidated direct premiums written	$347,007	$321,144

Net premiums written:
The PMA Insurance Group	$306,824	$304,454
Run-off Operations	1,834	7,222
Corporate and Other	(539)	(609)
Consolidated net premiums written	$308,119	$311,067

Revenues:
Net premiums earned:
The PMA Insurance Group	$280,720	$262,455
Run-off Operations	1,684	6,820
Corporate and Other	(539)	(609)
Consolidated net premiums earned	281,865	268,666
Net investment income	33,205	36,902
Realized gains (losses)	(959)	3,201
Other revenues	21,014	17,340
Consolidated revenues	$335,125	$326,109

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$23,163	$18,153
Run-off Operations	763	(28,771)
Corporate and Other	(17,283)	(17,497)
Pre-tax operating income (loss)	6,643	(28,115)
Income tax expense (benefit)	2,800	(6,240)
Operating income (loss)	3,843	(21,875)
Realized gains (losses) after-tax	(623)	2,081
Net income (loss)	$3,220	$(19,794)

Weighted average common shares outstanding:
Basic	32,159,316	31,631,850
Diluted	32,669,303	31,631,850

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in thousands, except per share data)	2006	2005
Assets:
Investments:
Fixed maturities available for sale	$904,074	$1,049,254
Short-term investments	59,227	57,997
Total investments	963,301	1,107,251

Cash	30,387	30,239
Accrued investment income	10,993	11,528
Premiums receivable	218,126	197,582
Reinsurance receivables	1,069,153	1,094,674
Deferred income taxes	102,986	103,656
Deferred acquisition costs	40,384	34,236
Funds held by reinsureds	133,222	146,374
Other assets	184,904	162,505
Total assets	$2,753,456	$2,888,045

Liabilities:
Unpaid losses and loss adjustment expenses	$1,690,483	$1,820,043
Unearned premiums	217,506	173,432
Debt	131,561	196,181
Accounts payable, accrued expenses
and other liabilities	219,146	209,656
Funds held under reinsurance treaties	77,813	78,058
Dividends to policyholders	4,744	4,452
Total liabilities	2,341,253	2,481,822

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	111,116	109,331
Retained earnings	181,719	187,265
Accumulated other comprehensive loss	(26,010)	(22,684)
Treasury stock, at cost	(25,712)	(38,779)
Total shareholders' equity	412,203	406,223
Total liabilities and shareholders' equity	$2,753,456	$2,888,045

Shareholders' equity per share	$12.63	$12.70

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(in thousands, except per share data)	2006	2005

Gross premiums written	$134,271	$130,106

Net premiums written	$108,338	$117,471

Revenues:
Net premiums earned	$95,284	$92,223
Net investment income	10,747	12,648
Net realized investment gains (losses)	(799)	483
Other revenues	6,624	6,209
Total revenues	111,856	111,563

Expenses:
Losses and loss adjustment expenses	66,754	68,112
Acquisition expenses	19,811	19,691
Operating expenses	18,953	17,872
Dividends to policyholders	589	567
Interest expense	3,039	4,105
Total losses and expenses	109,146	110,347

Pre-tax income	2,710	1,216

Income tax expense:
Current	-	-
Deferred	1,209	476
Total income tax expense	1,209	476

Net income	$1,501	$740

Net income per share:

Basic	$0.05	$0.02
Diluted	$0.05	$0.02

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,
(in thousands, except per share data)	2006	2005

Gross premiums written	$368,313	$346,488

Net premiums written	$308,119	$311,067

Revenues:
Net premiums earned	$281,865	$268,666
Net investment income	33,205	36,902
Net realized investment gains (losses)	(959)	3,201
Other revenues	21,014	17,340
Total revenues	335,125	326,109

Expenses:
Losses and loss adjustment expenses	198,526	225,361
Acquisition expenses	56,688	56,345
Operating expenses	60,520	54,372
Dividends to policyholders	3,022	2,831
Interest expense	10,685	12,114
Total losses and expenses	329,441	351,023

Pre-tax income (loss)	5,684	(24,914)

Income tax expense (benefit):
Current	-	-
Deferred	2,464	(5,120)
Total income tax expense (benefit)	2,464	(5,120)

Net income (loss)	$3,220	$(19,794)

Net income (loss) per share:

Basic	$0.10	$(0.63)
Diluted	$0.10	$(0.63)